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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF THE NETPLEX GROUP, INC.



Netplex Systems, Inc, a Virginia corporation


The PSS Group, Inc., a Virginia corporation


Technology Development Systems, Inc. an Illinois corporation


ABS Acquisition, Inc., a Delaware corporation


Onion Peel Solutions, LLC, a Delaware limited liability company (sold by the Company on September 29, 2000)


America's Work Exchange, Inc., a New York corporation


Contractors Resources, Inc.